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                      July 20, 2023

       Zhuang Richun
       Chief Executive Officer
       Kun Peng International Ltd.
       1F, Building 3, No 1001 Huihe South Street
       Banbidian Village
       Gaobeidian Town, Chaoyang District
       Beijing, PRC

                                                        Re: Kun Peng
International Ltd.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2022
                                                            File No. 333-169805

       Dear Zhuang Richun:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Celia Velletri